Exhibit 99.1

NEWS RELEASE
Contact: Martina Bar Kochva	48 South Service Road
Melville, NY 11747
(631) 465-3600

PARK ELECTROCHEMICAL CORP. ANNOUNCES NEW REVOLVING

CREDIT AGREEMENT

Melville, New York, Thursday, February 13, 2014......Park Electrochemical Corp. (NYSE – PKE) announced that it has entered into a four-year revolving credit facility agreement with PNC Bank, National Association. This credit facility agreement provides for loans of up to $104 million to the Company and, subject to the terms and conditions of the agreement, an interest rate on the outstanding loan balance of LIBOR plus 1.10%. This credit facility agreement replaces the credit facility agreement that the Company entered into with PNC Bank in January 2013 to finance the payment of a special cash dividend in February 2013. The Company intends to use substantially all of the funds borrowed under this new credit facility to finance the payment of the previously announced special dividend of $2.50 per share payable February 25, 2014 to shareholders of record at the close of business on February 11, 2014 and to continue the loan that was provided under the prior credit facility agreement with PNC Bank.

The Company expects that this dividend will not be treated as a taxable dividend for Federal income tax purposes.

As explained in the Company’s December 17, 2013 announcement of its regular cash dividend payable February 3, 2014 to holders of record on January 3, 2014, Park’s cash dividends are treated as taxable dividends to the extent of the Company’s current or accumulated earnings and profits in the United States (computed using U.S. Federal income tax principles), with any amount in excess of such current or accumulated earnings and profits treated as a non-taxable return of capital, to the extent of the shareholder’s adjusted tax basis in the holder’s shares, and with any amount in excess of such current or accumulated earnings and profits and the holder’s adjusted tax basis treated as a capital gain. Distributions treated as returns of capital generally reduce the basis in the shares on which the distributions were made, unless the basis is lower than the amount of the distributions in which case the amount by which the distributions exceed the basis is capital gain. As a result, this special dividend will be treated as a long-term capital gain for shareholders with zero-basis stock (including zero-basis founders’ stock), and such shareholders will not be able to treat this dividend as a non-taxable return of capital for Federal income tax purposes.

Shareholders are encouraged to consult their tax advisors to determine the specific effect this special dividend may have on their individual tax situations.

Certain portions of this news release may be deemed to constitute forward looking statements that are subject to various factors which could cause actual results to differ materially from Park’s expectations. Such factors include, but are not limited to, general conditions in the electronics and aerospace industries, Park’s competitive position, the status of Park’s relationships with its customers, economic conditions in international markets, the cost and availability of raw materials, transportation and utilities, and the various factors set forth in Item 1A “Risk Factors” and under the caption “Factors That May Affect Future Results” after Item 7 of Park’s Annual Report on Form 10-K for the fiscal year ended March 3, 2013.

Park Electrochemical Corp. is a global advanced materials company which develops and manufactures high-technology digital and RF/microwave printed circuit materials principally for the telecommunications and internet infrastructure and high-end computing markets and advanced composite materials, parts and assemblies for the aerospace markets. Park’s core capabilities are in the areas of polymer chemistry formulation and coating technology. The Company’s manufacturing facilities are located in Singapore, France, Kansas, Arizona and California. The Company also maintains R & D facilities in Arizona, Kansas and Singapore.

Additional corporate information is available on the Company’s web site at www.parkelectro.com

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